Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

January 30, 2018

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

Project Valley

Commitment Letter

$400,000,000 364-Day Term Loan Facility

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”) and JPMorgan Chase Bank, N.A. (“JPMCB” and, together with Barclays, the “Commitment Parties” or “we” or “us”) that Seattle Genetics, Inc., a Delaware corporation (the “Borrower” or “you”), seeks financing to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in Annex A hereto and the Term Sheet referred to below). This letter, including the Term Sheet, the Transaction Description attached hereto as Annex A and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.

1.    Commitments. Upon the terms set forth in this Commitment Letter and subject to satisfaction or waiver of the conditions expressly set forth in the Conditions Annex, each of Barclays and JPMCB (in such capacities, the “Initial Lenders”) is pleased to advise you of its commitment to provide to the Borrower, on a several and not joint basis, 50% and 50%, respectively, of the aggregate principal amount of the Term Facility (the “Commitment”).

2.    Titles and Roles. Barclays and JPMCB, in each case acting alone or through or with affiliates selected by it, will act as bookrunner, lead arranger and syndication agent (in such capacities, collectively, the “Lead Arrangers”) in arranging the Term Facility. Barclays will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the fee letter dated the date hereof among the Commitment Parties and you (the “Fee Letter”)) unless you and the Lead Arrangers shall agree in writing. It is understood and agreed that Barclays will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Term Facility. You agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

3.    Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction or waiver of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Conditions Annex) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date, shall be (i) such of the representations made by the Target with respect to the Target or its businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or any of your affiliates have the right (taking into account any applicable cure periods) to terminate your or such affiliate’s obligations under the Acquisition Agreement or otherwise decline to close the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of any such representations and warranties in the Acquisition Agreement or any such representation or warranty not being accurate (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth in Annex B are satisfied or waived by the Lenders (it is understood that, to the extent any guaranty or lien search or security interest in the intended Collateral (other than (x) in the certificated equity securities of any material wholly owned U.S. domestic subsidiaries of the Borrower (other than the Target and its subsidiaries) and related stock powers to the extent constituting Collateral, (y) Uniform Commercial Code (“UCC”) lien searches in an entity’s jurisdiction of organization for entities organized in the United States and (y) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement for entities organized in the United States) is not or cannot be provided or perfected in accordance with the Term Sheet on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such guaranty or lien search and/or the perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Term Loans on the Closing Date, but shall be required to be delivered and/or perfected within 60 days after the Closing Date (in each case, subject to extensions to be reasonably agreed upon by the Administrative Agent)). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Term Loan Documentation relating to corporate or other organizational existence and good standing in such Loan Party’s jurisdiction of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties’ entering into and performance of the Financing Documentation; enforceability of the Financing Documentation against the Loan Parties; no conflicts with or consents required under the Loan Parties’ organizational documents relating to entering into and performance of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions, with solvency being determined in a manner consistent with Exhibit D to this Commitment Letter) of the Loan Parties on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; use of proceeds in violation of the PATRIOT Act, OFAC and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4.    Syndication.

(a)    The Lead Arrangers reserve the right, both prior to and after the Closing Date, to secure commitments for the Term Facility from a syndicate of banks, financial institutions and other entities reasonably acceptable to you (such financial institutions and other entities committing to the Term Facility, including the Initial Lenders, the “Lenders”) (it is understood that the Lead Arrangers will not syndicate to (x) any competitor identified in writing to the Lead Arrangers or (y) any affiliate of a competitor of the Borrower or the Target that is either (i) clearly identifiable on the basis of name or (ii) identified in writing to the Lead Arrangers (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund (a “Disqualified Lender”); provided, that no addition to the list of Disqualified Lenders shall apply retroactively to disqualify any parties that

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have previously acquired an assignment or participation interest in the Term Facility, but such person shall be disqualified from purchasing future assignments and participations)) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to assist the Lead Arrangers actively in achieving a syndication of the Term Facility that is satisfactory to the Lead Arrangers and you. To assist the Lead Arrangers in their syndication efforts, you agree that you will, and will use your commercially reasonable efforts to cause your representatives and advisors to, (i) provide promptly to the Commitment Parties upon request all customary information reasonably requested by the Lead Arrangers to assist the Lead Arrangers to complete the syndication, (ii) make your senior management available to prospective Lenders at times and places to be mutually agreed that will not interfere with the normal operation of your business, (iii) host, with the Lead Arrangers, one or more meetings or calls with prospective Lenders at mutually agreed times and locations (provided in no event shall you be required to host more than one bank meeting), (iv) assist, and use your commercially reasonable efforts to cause your advisors to assist, the Lead Arrangers in the preparation of one or more customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication and (v) your ensuring that prior to the Syndication Date (and using your commercially reasonable efforts to cause your representatives and advisors to ensure) there will be no competing issues, offerings, placements, arrangements or syndications of debt or equity securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Target or its subsidiaries being offered, placed or arranged (other than the Term Facility, any Securities Issuance and any Refinancing) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected to materially impair the primary syndication of the Term Facility (it being understood that indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures and working capital purposes will not materially impair the primary syndication of the Term Facility). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Target or any of your or its respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers; provided, further, that you will inform the Lead Arrangers, in advance and to the extent legally permitted, that you are withholding any information pursuant to the foregoing. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Target or members of its management to take (or to refrain from taking) any action shall be subject to any applicable limitation on your rights as set forth in the Acquisition Agreement.

(b)    The Lead Arrangers and/or one or more of their respective affiliates will manage all aspects of the syndication of the Term Facility (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, subject to your consent (with your consent not to be unreasonably withheld or delayed), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arrangers’ rights to syndicate the Term Facility and receive commitments with respect thereto, unless otherwise agreed to by you, (i) none of the Initial Lenders shall not be relieved or released from its obligations hereunder (including its obligation to fund the Term Facility on the Closing Date) in connection with any syndication, assignment or participation in the Term Facility, including its Commitment, until the funding under the Term Facility has occurred on the Closing Date, (ii) no assignment by an Initial Lender shall become effective with respect to all or any portion of such Initial Lender’s Commitment until the funding of the Term Facility (except to the extent that the Borrower has

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consummated a Securities Issuance and/or Refinancing and proceeds thereof are available on or prior to the Closing Date in lieu of the Term Facility or a portion thereof), (iii) the Initial Lenders shall, in all cases, retain, in the aggregate, 50.1% of the Commitment, and (iv) unless you and we agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties will not syndicate or otherwise assign, novate or transfer any portion of a commitment hereunder or under the Term Facility, or participate or novate any portion of a commitment hereunder or under the Term Facility, to any Disqualified Lender without the prior written consent of the Borrower. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the commencement or completion of the syndication of, or receipt of commitments in respect of, the Term Facility and in no event shall either the successful completion of the syndication of the Term Facility or compliance with the Commitment Letter constitute a condition to the availability of the Term Facility on the Closing Date.

5.    Information.

(a)    You represent, warrant and covenant that (to the best of your knowledge, insofar as it relates to the Target and its subsidiaries) (i) all written information and written data (other than the Projections, as defined below, other forward-looking information, estimates and information of a general economic or general industry nature) concerning the Borrower, its subsidiaries, the Target, its subsidiaries and any aspect of the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole (after giving effect to any supplements or updates), (x) is and will be true, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the Borrower and its subsidiaries or the Target and its subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to any of the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein on the date provided (it being understood that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Target, if previously prepared and available) the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates for purposes of providing services under this Commitment Letter (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Target, or any of your or the Target’s subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

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(b)    You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target or your or its subsidiaries or affiliates or any of your or their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arrangers, (A) you will assist, and use your commercially reasonable efforts to cause your advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Target to assist (to the extent not in contravention of the Acquisition Agreement), the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Term Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arrangers you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) (other than Disqualified Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Term Facility, (y) historical financial information regarding the Borrower and its subsidiaries (other than the Projections) and the Target and its subsidiaries that have been publicly disclosed and (z) drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. In addition, the Information Materials shall (I) exculpate you with respect to any liability related to the misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof and (II) exculpate us with respect to any liability related to the use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof.

6.    Indemnification. You agree to indemnify and hold harmless each Commitment Party and each of its affiliates and their respective directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation, or the definitive documentation for any Securities Issuance and/or Refinancing issued or incurred for the purpose of refinancing or reducing the Commitment with respect to all or a portion of the Term Facility and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Term Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to

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the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) on written demand as they are incurred in connection with any of the foregoing; provided that you will not have to indemnify any Indemnified Party against (A) any claim, loss, penalty, damage, liability or expense to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach of obligations under the Commitment Letter or the Financing Documentation by such Indemnified Party or (iii) any dispute solely among the Indemnified Parties (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such Indemnified Party in its capacity as agent or arranger, or (B) any settlement entered into by such Indemnified Party without your written consent, but if settled with your written consent (such consent not to be unreasonably withheld, conditioned or delayed) or if there is a judgment in any such action, suit, proceeding or claim, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities or expenses by reason of such settlement or judgment in accordance with the provisions of this paragraph. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably conditioned, withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent (which consent shall not be unreasonably conditioned, withheld or delayed).

Neither you nor we nor any other Indemnified Party will be responsible or liable for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Term Facility, any Securities Issuance, any Refinancing, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of any financing; provided that nothing contained in this sentence shall limit your indemnity or reimbursement obligations to the extent set forth above in this Section 6 in respect of any losses, disputes, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party that are otherwise required to be indemnified in accordance with this Section 6. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party or (ii) a material breach of obligations under the Commitment Letter or the Financing Documentation by such Indemnified Party.

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7.    Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

8.    Confidentiality.

(a)    This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) on a confidential basis to the Target and its subsidiaries, their respective officers, directors, employees, independent auditors, legal counsel and other advisors (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and any other applicable regulatory authorities and stock exchanges or in any prospectus or other offering memorandum relating to the Term Facility, any Securities Issuance or any Refinancing, (v) of the Term Sheet to any ratings agency or any prospective Lenders in connection with the Transactions, (vi) of the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility and/or any Securities Issuance and/or any Refinancing or in any public release or filing relating to the Transactions, (vii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), and (viii) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Term Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to (i) confidentiality obligations or disclosure restrictions reasonably requested by you and (ii) your and the Target’s name and company logo being used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage you, the Target or either of your subsidiaries. The confidentiality provisions of this paragraph (a) with respect to the Borrower (other than with respect to the Fee Letter) shall automatically terminate on the date that is two (2) years from the date of this Commitment Letter.

(b)    We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided, that nothing herein shall prevent a Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Borrower and its obligations under the Term Facility, in each case other than Disqualified Lender, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case

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such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Borrower, (viii) to the extent that such information is independently developed by such Commitment Party without the use of confidential information, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense; provided, further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information. The provisions of this paragraph (b) with respect to the Commitment Parties shall automatically be superseded by the confidentiality provisions to the extent covered in the Financing Documentation and shall in any event automatically terminate two (2) years following the date of this Commitment Letter.

(c)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), it and each Lender may be required to obtain, verify and record information that identifies you, which information includes your name, address, tax identification number and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

9.    Other Services.

(a)    Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Target, or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.

(b)    You acknowledge that the Lead Arrangers and their respective affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Target, or your or its affiliates or subsidiaries may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Target, or your affiliates or subsidiaries, confidential information obtained from other entities or persons. In particular, you acknowledge that the Lead Arrangers may possess information about the Target, the Acquisition and other potential purchasers and their respective strategies and bids, but the Lead Arrangers have no obligation to furnish to you such information.

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(c)    In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Term Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) except as described in subsection (d) below, neither of the Commitment Parties nor any of their respective affiliates thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties shall have no obligation to disclose any of such interests, and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties or any of their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

(d)    In addition, please note that each of Barclays Capital Inc. and J.P. Morgan Securities LLC has been retained by you as financial advisor (in such capacity each, the “M&A Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the M&A Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

10.    Acceptance/Expiration/Termination of Commitments.

(a)    This Commitment Letter and the Commitment of the Initial Lenders and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on January 30, 2018 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to counsel to the Lead Arrangers by such time.

(b)    In the event this Commitment Letter is accepted by you as provided above, the Commitment of the Initial Lenders, the agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Term Facility), (ii) termination of the Acquisition Agreement in accordance with its terms, or your written notice of abandonment of the Acquisition, (iii) the consummation of one or more Securities Issuances and/or Refinancings for net cash proceeds equal to or in excess of the initial aggregate principal amount of the Commitment and (iv) June 30, 2018, in each case, unless the closing of the Term Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.

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(c)    You may terminate this Commitment Letter, the Commitment of the Initial Lenders, the agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein in full (but not in part) at any time in your sole and absolute discretion subject to the survival provisions set forth in Section 11 below.

11.    Survival. The sections of this Commitment Letter and the Fee Letter relating to any compensation (if and as applicable), Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Initial Lenders, the agreement of the Commitment Parties or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Term Facility; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time.

12.    Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) THE ACCURACY OF THE SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (Y) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Parties.

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13.    Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by (x) you without the prior written consent of the Commitment Parties or (y) the Commitment Parties (except as provided in Section 4(b)) without your prior written consent, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto or thereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

14.    Binding Agreement. Each of the parties agrees that this Commitment Letter and the Fee Letter, if accepted by you as provided above, are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement by the parties hereto to negotiate in good faith the Financing Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the effectiveness and funding of the Term Facility is subject to the conditions precedent set forth in the Conditions Annex; provided, that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Term Facility.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to counsel to the Lead Arrangers, together with an executed counterpart of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

BARCLAYS BANK PLC

By:	/s/ Benjamin J. Burton
Name:	Benjamin J. Burton
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry K. Bergman
Name:	Barry K. Bergman
Title:	Managing Director

[Commitment Letter Signature Page]

Agreed to and accepted as of the date first

above written:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall, Ph.D.
Name:	Clay B. Siegall, Ph.D.
Title:	President and Chief Executive Officer

[Commitment Letter Signature Page]

Annex A

$400,000,000 364-DAY TERM LOAN FACILITY

TRANSACTION DESCRIPTION

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached.

The Borrower, directly or through one or more wholly owned subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests of Cascadian Therapeutics, Inc. a Delaware corporation (the “Target”), pursuant to that certain Agreement and Plan of Merger dated as of January 30, 2018 by and among the Borrower, Valley Acquisition Sub, Inc., Delaware corporation and a wholly-owned subsidiary of the Borrower, and the Target (including all schedules and exhibits thereto, the “Acquisition Agreement”).

In connection with the foregoing, it is intended that:

(a)    The Acquisition will be consummated in all material respects pursuant to the terms and conditions of the Acquisition Agreement. The date on which the Acquisition is consummated is referred to as the “Closing Date”.

(b)    The Borrower will borrow on the Closing Date under a 364-day Term Loan Facility (the “Term Facility”) up to an aggregate principal amount of the lesser of (x) $400,000,000 and (y) 1.3333 multiplied by the Minimum Liquidity Amount (as defined in the Summary of Proposed Terms and Conditions attached to the Commitment Letter as Annex B (the “Term Sheet”)) to fund the Acquisition and pay related fees and expenses, which amounts shall be reduced on or prior to the Closing Date, by the net cash proceeds from (i) any public or private issuance and/or sale of shares of the Borrower or one of its subsidiaries (including, but not limited to, common equity, preferred equity, securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar instruments or transactions) or debt securities (any of the foregoing items, the “Takeout Securities”; the issuance by the Borrower or one of its subsidiaries of any such Takeout Securities, a “Securities Issuance”) and/or (ii) borrowings under bank or other debt facilities (including, but not limited to, term loans, mezzanine debt or other subordinated debt) (any of the foregoing items, the “Takeout Debt Facilities”; the incurrence by the Borrower or one of its subsidiaries of any such Takeout Debt Facilities, a “Refinancing”), in each case of the foregoing clauses (i) and (ii), issued or incurred after the date hereof and on or prior to the Closing Date and excluding (A) indebtedness incurred in the ordinary course of business for working capital and capital expenditures purposes and (B) issuances pursuant to employee compensation plans, employee benefit plans, employee incentive plans and retirement plans or issued as compensation to officers and/or non-employee directors.

(c)    Fees, commissions and expenses in connection with the foregoing (the “Transaction Costs”) will be paid.

The transactions described above are collectively referred to herein as the “Transactions”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include any entity formed by the Borrower for purposes of acquiring the Target and shall give effect to the Transactions.

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ANNEX B

$400,000,000

364-DAY TERM LOAN FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Seattle Genetics, Inc. (the “Borrower”).

Lead Arrangers and Bookrunning Managers:	Each of Barclays Bank PLC (“Barclays”) and JPMorgan Chase Bank, N.A. (“JPMCB”), acting alone or through or with its affiliates, will act as joint bookrunning managers, joint lead arrangers and joint syndication agents (in such capacities, the “Lead Arrangers”).

Lenders:	Barclays (or one or more of its affiliates), JPMCB and a syndicate of financial institutions and other entities arranged by the Lead Arrangers in consultation with you (excluding any Disqualified Lenders).

Administrative Agent and Collateral Agent:	Barclays (in such capacities, the “Administrative Agent”).

Term Loans:	364-day Term Loan Facility (the “Term Facility”) consisting of term loans (the “Term Loans”) in an aggregate principal amount of up to (i) the lesser of (x) $400,000,000 and (y) 1.3333 multiplied by the Minimum Liquidity Amount (as defined herein) less (ii) the aggregate net cash proceeds of any Securities Issuance and/or Refinancing, if any, issued after the date hereof.

Use of Proceeds:	The proceeds of the Term Loans will be used to (a) finance the Acquisition and pay fees and expenses incurred in connection therewith and (b) pay the Transaction Costs.

Availability:	The Term Facility will be available only in a single draw of up to the full amount of the Term Facility on the Closing Date to be used by the Borrower on or after the Closing Date as described in “Use of Proceeds” above. If less than the full amount of the Term Facility is borrowed on the Closing Date, any remaining commitments in respect thereof shall be automatically terminated on such date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Documentation:	The documentation for the Term Loans (the “Term Loan Documentation”) will be in the form of a senior secured credit agreement based on the Amended and Restated First Lien Credit and Guaranty Agreements, dated as of July 1, 2016, among Radnet Management, Inc., as borrower, Radnet, Inc., certain subsidiaries and affiliates of Radnet Management, Inc., as guarantors, the several lenders from time to time parties thereto, Barclays Bank PLC, as

Annex B – Term Facility Term Sheet

administrative agent and collateral agent, and the other agents party thereto, and will include related guarantee and security agreements and instruments based upon the documentation usual and customary for senior secured financings of this type for similarly situated borrowers, as modified (a) taking into account the operational and strategic requirements of
Borrower and its subsidiaries in light of their industries, businesses, business practices and financial accounting, (b) in light of the size, cash flows, results of operations, and leverage of
Borrower and its subsidiaries (including as to materiality thresholds, baskets and other limitations and exceptions) and the need for the Borrower and its subsidiaries to operate in the ordinary course of business including with respect to licensing and joint-marketing agreements, (c) in a manner to reflect the terms of this Term Sheet, the other Annexes to the
Commitment Letter and the Fee Letter and (d) in any event, including customary EU Bail-In provisions, and modifications to reflect administrative and operational requirements of the
Administrative Agent (such provisions being referred to collectively as the “Term Loan
Documentation Principles”).

Ranking:	The Term Loans will be senior secured debt of the Borrower.

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries (including, without limitation, the Target) of the Borrower (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”) will guarantee (the “Guarantee”) all obligations under the Term Facility, subject to certain exceptions usual and customary for facilities of this type to be agreed.

Security:	Subject to certain exceptions and qualifications usual and customary for facilities of this type to be agreed, the Term Loan Facility, each Guarantee will be secured by first priority security interests in (i) all assets, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors (including, without limitation, all of the IMMU Common Stock (as defined below) owned by any of the Borrower and the Guarantors) and (ii) 100% of the capital stock of the Borrower and each domestic subsidiary of the Borrower, 65% of the capital stock of each foreign subsidiary of the Borrower and all intercompany debt, excluding the Excluded Assets and limited by the Required Perfection Actions (as defined below) (collectively, the “Collateral”). The Borrower and the Guarantors shall be required to maintain springing account control agreements (which shall be required to be put in place within 45 days of the Closing Date (or such later date(s) as is agreed by the Lead Arrangers in their sole discretion)) with respect to all deposit and securities accounts, excluding zero-balance (so long as, except for disbursement accounts, zero-balancing into an account subject to a control agreement would not be terminated upon the exercise of rights under any control agreement), payroll, withholding and trust

Annex B – Term Facility Term Sheet

accounts and other accounts, including accounts containing less than a to be determined average daily amount for all such accounts in the aggregate.

Notwithstanding anything to the contrary, (a) not more than 65% of the voting (and 100% of any non-voting) capital stock of (x) any first-tier non-U.S. subsidiary of the Borrower or a U.S. subsidiary of the Borrower that is a CFC or (y) any first-tier subsidiary of the Borrower or of any U.S. subsidiary of the Borrower that is a FSHCO (i.e., a subsidiary of the Borrower that has no material assets other than capital stock of one or more CFCs) shall be required to be pledged, (b) no capital stock of any U.S. subsidiary that is a subsidiary of a CFC shall be required to be pledged and (c) the Collateral shall exclude certain customary assets (collectively, the “Excluded Assets”).

In addition, (a) no perfection steps shall be required by any means other than (i) filings pursuant to the UCC of the relevant jurisdiction, real property mortgages and fixture filings, (ii) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property, (iii) delivery of Collateral consisting of instruments, notes and debt securities in a principal amount in excess of an amount to be mutually agreed upon; provided that such delivery shall not be required with respect to (x) instruments, notes and debt securities that are promptly deposited into an investment or securities account, (y) checks received in the ordinary course of business and (z) notes and debt securities issued in connection with the extension of trade credit by the grantor of a security interest, (iv) delivery of Collateral consisting of certificated capital stock and (v) control agreements required by the second preceding paragraph, (b) no security shall be taken or perfected over movable plant or equipment to the extent requiring any labeling or segregation of such plant or equipment, (c) no security shall be taken or perfected over any stock in trade to the extent it would require any item specific or periodic listing of stock in trade or any segregation thereof, (d) no actions shall be required outside of the United States in order to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any such security interests (it is understood that, except in connection with pledges of no more than 65% of the voting (and 100% of any non-voting) capital stock of each first-tier foreign subsidiary of Borrower, there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction) and (e) no actions shall be required to perfect a security interest in letter of credit rights below an agreed threshold other than the filing of a UCC financing statement. The perfection steps required by this Summary of Terms, the “Required Perfection Actions”.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be subject to and limited and qualified by the Limited Conditionality Provision.

Annex B – Term Facility Term Sheet

Interest:	Interest rates and fees in connection with the Term Loans will be as specified on Schedule I attached hereto.

Maturity:	The Term Loans will mature on the date (the “Maturity Date”) that is 364 days after the Closing Date and will amortize (a) on the three-month anniversary of the Closing Date, in an aggregate amount equal to 25.0% of the original principal amount of the Term Facility and (b) on the six-month anniversary of the Closing Date in an aggregate amount equal to 50.0% of the original principal amount of the Term Facility, in each case of foregoing clauses (a) and (b), less the aggregate amount of any Term Loans mandatorily prepaid pursuant to clause (a) of “Mandatory Prepayment” below; with the balance payable on the Maturity Date.

Mandatory Prepayment:	The Borrower will be required to prepay the Term Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)	100% of the net cash proceeds from any Securities Issuance and/or Refinancing and/or other issuances of indebtedness by the Borrower or any of its subsidiaries, other than (x) issuances pursuant to employee compensation plans, employee benefit plans, employee incentive plans and retirement plans or issued as compensation to officers and/or non-employee directors and (y) indebtedness incurred in the ordinary course of business for working capital purposes and capital expenditure purposes;

(b)	100% of the net cash proceeds of all non-ordinary course asset sales (including the sale of marketable securities owned by the Borrower and its subsidiaries but excluding any exclusive licensing transactions and joint marketing arrangements consistent with past practice), insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (with customary rights of reinvestment and thresholds to be agreed); and

(c)	to the extent that the Minimum Liquidity Ratio is greater than 1.3333:1.00 as of any monthly testing date, the Borrower will be required to prepay a principal amount of the Term Loans at par on a pro rata basis, in an amount equal to the principal amount of Term Loans that when subtracted from the numerator of the Minimum Liquidity Ratio would result in the Minimum Liquidity Ratio not being greater than 1:3333:1.00.

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Annex B – Term Facility Term Sheet

Voluntary Prepayment:	The Term Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Term Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to Funding:	The funding of the Term Loans will be subject solely to satisfaction or waiver of the conditions precedent set forth in the Conditions Annex.

Representations and Warranties:	Representations and warranties shall be customary for facilities of this type, consistent with Term Loan Documentation Principles, subject to exceptions and thresholds and limited to the following: (i) corporate existence and status; (ii) corporate power and authority; (iii) legality, validity, binding effect and enforceability of the loan documents; (iv) execution, delivery and performance of loan documents do not violate or contravene organizational documents, applicable law or material contractual restrictions binding on or affecting the Borrower; (v) no governmental or regulatory approvals required; (vi) accuracy of financial statements; (vii) no litigation that would result in a material adverse effect; (viii) ERISA matters; (ix) real property; (x) federal margin regulations; (xi) Investment Company Act; (xii) taxes; (xiii) intellectual property, licenses, etc.; (xiv) accuracy of disclosure; (xv) solvency of each of the Borrower and its subsidiaries taken as a whole (with solvency to be defined in a manner consistent with the certificate set out as Annex D); (xvi) environmental laws; (xvii) labor; (xviii) ownership of properties; and (xix) compliance with Patriot Act, OFAC, FCPA and anti-money laundering laws.

Affirmative Covenants:	Affirmative covenants shall be limited to the following (to be applicable to the Borrower and its subsidiaries and subject to exceptions and thresholds): (i) delivery of financial statements (accompanied by a customary management’s discussion and analysis); provided that filing of financial statements on form 10-K and form 10-Q by the Borrower with the U.S. Securities and Exchange Commission through the “Electronic Data Gathering, Analysis and Retrieval” system in the time period required by the Securities Act of 1933, as amended, shall satisfy the foregoing requirement; (ii) delivery of customary notices and a requirement that the Borrower will use its reasonable best efforts (a) to be prepared with a prospectus that is compliant with the current SEC requirements to allow the offer and sale of public equity securities in the United States and (b) to market a follow-on equity offering or Securities Issuance; (iii) maintenance of existence subject to customary qualifications; (iv) payments of taxes except where the failure to so pay would not reasonably be expected to have a material

Annex B – Term Facility Term Sheet

adverse effect; (v) maintenance of properties; (vi) maintenance of insurance;
(vii) maintenance of books and records in all material respects in accordance with GAAP
(other than for foreign subsidiaries in which case in accordance with applicable accounting requirements in their respective jurisdictions); (viii) customary inspection rights;
(ix) compliance with laws; (x) environmental matters; (xi) additional collateral and guarantors; and (xii) subject, in the case of each of the foregoing, to materiality thresholds, exceptions and qualifications to be mutually agreed.

Negative Covenants:

Negative covenants shall be subject, in each case, to materiality thresholds, exceptions and qualifications to be mutually agreed and shall be limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

(a)   limitations with respect to incurrence of other indebtedness for borrowed money (other than, among other exceptions for the normal operations of the business, (i) indebtedness in the ordinary course of business for working capital and capital expenditures purposes, in each case, up to a cap to be agreed; (ii) intercompany indebtedness subject to customary terms and conditions to be agreed; (iii) indebtedness with respect to capital leases and purchase money indebtedness, in each case, up to a cap to be agreed; (iv) indebtedness consisting of reimbursement obligations related to bank guarantees in the ordinary course of business; and (v) indebtedness in respect of any Securities Issuance and/or Refinancing);

(b)   limitations with respect to liens (other than ordinary course liens);

(c)   limitations with respect to restricted payments (other than (i) restricted payments consisting of the cashless exercise of options and warrants of the equity interests of the Borrower or any of the restricted subsidiaries; (ii) restricted payments to former officers or employees of the Borrower or any of the restricted subsidiaries upon such person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or agreement relating to such shares of stock or related rights; and (iii) repurchases of stock held by directors, officers and employees, in an amount not to exceed a cap to be agreed);

(d)   limitations with respect to investments (except for (i) investments in cash and Cash Equivalents; (ii) customary loans and advances to employees, directors and consultants of Borrower and its subsidiaries, up to a cap to be agreed; (iii) investments in joint ventures up to a cap to be agreed; and (iv) investments consisting of the licensing or contribution of intellectual property rights pursuant to joint marketing or joint development arrangements with other persons);

Annex B – Term Facility Term Sheet

(e)   limitations with respect to mergers, consolidations and acquisitions, subject to customary exceptions to be agreed;

(f)   limitations with respect to sales of assets (including exceptions for (i) the sale, transfer or other disposition of used, obsolete, damaged, worn out or surplus assets or other property that is no longer used or useful; (ii) dispositions of investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements, subject in all cases to the mandatory prepayment described in clause (b) above under “Mandatory Prepayment”; (iii) licensing, cross-licensing, sale, disposal, abandonment, cancellation or lapse of intellectual property rights; and (iv) sales in connection with licensing agreements;

(g)   limitations with respect to transactions with affiliates;

(h)   limitations with respect to conduct of business;

(i) limitations with respect to burdensome agreements; and

(j) limitations with respect to accounting changes and changes to fiscal year.

Financial Covenant:

To be tested monthly, and subject to cure rights to be agreed, maintenance of a “Minimum Liquidity Ratio” not greater than 1.3333:1.00 Loan to Minimum Liquidity Amount.

“Loan” means the aggregate principal amount of the then outstanding Term Loans on any date of determination.

“Minimum Liquidity Amount” means the sum of (i) cash, (ii) Cash Equivalents, (iii) 50% of the book value of the receivables, but in no event to exceed $50 million, and (iv) the Average Share Value, each as of any date of determination.

“Average Share Value” means 80% of the product of the Thirty Day Average Trading Value of the Immunomedics, Inc. common stock, par value $0.01 per share (the “IMMU Common Stock”) multiplied by the number of shares of IMMU Common Stock beneficially owned and validly pledged (or on the Closing Date to be pledged simultaneously with funding) to Administrative Agent by the Company on any date of determination.

Annex B – Term Facility Term Sheet

“Thirty Day Average Trading Value” means with respect to any period of the thirty consecutive Trading Days, the quotient of (i) the sum of Closing Price for each Trading Day during such period, and (ii) 30.

“Trading Day” means any day on which the Nasdaq Global Market is open for business.

“Closing Price” means the Closing Price (to be determined by reference to the per share closing price on Bloomberg page IMMU US<Equity>HP; provided, however, that if such Bloomberg page is for any reason unavailable or in the case of manifest error with respect to the per share closing price indicated on such Bloomberg page, the Closing Price shall be determined by the Administrative Agent in good faith which determination shall be conclusive) for the IMMU Common Stock on any applicable Trading Day.

“Cash Equivalents” means the following, subject to the qualifications hereinafter set forth:

(i) all direct obligations of the U.S. government, and all obligations that are fully guaranteed by the U.S. government, that in each case have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months, a long-term, rating of A1 and a short-term rating of P-1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of S&P, Fitch and Moody’s, and that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) commercial paper rated A–1+ by S&P, F1+ by Fitch and P-1 by Moody’s (and if the term is between one and three months, a long-term, rating of A1 and a short-term rating of P-1 by Moody’s) and having a maturity of not more than 90 days; and

(v) any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAA from S&P, Aaa by Moody’s and the highest rating obtainable from Fitch.

Annex B – Term Facility Term Sheet

Notwithstanding the foregoing, “Cash Equivalents” (i) shall exclude any security with the
Standard & Poor’s “r” symbol (or any other corresponding symbol of Fitch and Moody’s)
(indicating high volatility or dramatic fluctuations in their expected returns because of market risk) or any other qualifying suffix attached to the rating (with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii)
shall not have maturities that exceed the time periods set forth above; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest on Cash
Equivalents may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Cash Equivalents shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. Except as expressly provided for above, all Cash Equivalents shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the business day preceding the day before the date such amounts are required to be applied hereunder.

Notwithstanding the foregoing, to the extent the Minimum Liquidity Ratio is being required to be complied with, all such items comprising the Minimum Liquidity Amount shall be included, regardless whether perfection has been accomplished during the period set forth in the Limited Conditionality Provision.

Events of Default:	Events of Default shall be subject to qualifications, exceptions, thresholds, baskets and limitations and, unless specified below, grace periods to be mutually agreed, consistent with the Term Loan Documentation Principles and limited to the following (and applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest, fees or other amounts after a five business day grace period (other than in the case of a nonpayment of principal); violation of covenants (with no grace period for negative covenants and certain, other material covenants); incorrectness of representations and warranties in any material respect; bankruptcy or other insolvency events of the Borrower or its material restricted subsidiaries (with a 60-day grace period for involuntary events); material monetary judgments in an amount in excess of $15 million (to the extent not covered by insurance, and which are final and non-appealable and which, after becoming due and payable, remain undischarged for 60 days); ERISA events that would reasonably be

Annex B – Term Facility Term Sheet

expected to result in a material adverse effect; invalidity of material guarantees or security interests in a material portion of the Collateral (other than in accordance with the terms of the applicable Term Loan Documentation); and change of control.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type (including mitigation provisions, tax gross up provisions and to include Dodd-Frank and Basel III as changes in law).

Assignments and Participations:

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and compliance with applicable securities laws, the Term Lenders will have the right to assign Term Loans (other than to any natural person or Disqualified Lender); provided, however, that prior to the Maturity Date and so long as no event of default is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Term Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten business days after written notice thereof.

The Term Loan Documentation will provide that, so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries through any offer to purchase or take by assignment open to all Term Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that Term Loans owned or held by the Borrower or any of its subsidiaries will be cancelled for all purposes.

The Term Lenders will have the right to participate their Term Loans (other than to any natural person or Disqualified Lender) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Term Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, the Administrative Agent plus those Term Lenders who collectively hold more than 50% of the aggregate outstanding Term Loans (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Term Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Term Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any

Annex B – Term Facility Term Sheet

Term Lender’s commitment, and (iv) changes in pro rata sharing provisions, and (b) the consent of 100% of the Term Lenders (not to be unreasonably withheld, delayed or conditioned) will be required with respect to customary matters, including (i) to permit the
Borrower to assign its rights under the Term Loan Documentation and (ii) to modify any voting percentages, and (c) the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	The Borrower and the Guarantors will indemnify the Administrative Agent, the Lead Arrangers and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of their respective affiliates, creditors or shareholders) that relate to the Term Loan Documentation, except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, penalty, damage, liability or expense resulted from the gross negligence, bad faith or willful misconduct of the indemnified party or any of its Related Parties or any claim, action, suit, inquiry, litigation, investigation, or other proceeding that does not involve an act or omission of any of the Borrower or the Guarantors or any of their affiliates and that is brought by an indemnified party against another indemnified party (other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against Barclays in its capacity as Administrative Agent or in its capacity as a Lead Arranger or against JPMCB in its capacity as a Lead Arranger). For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified persons and its (or their) respective affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel)) of the Administrative Agent (promptly following demand therefore) associated with the syndication of the Term Facility and the preparation, negotiation, execution, delivery and administration of the Term Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket

Annex B – Term Facility Term Sheet

expenses (including, without limitation, reasonable fees and expenses of one counsel to the
Administrative Agent and the Term Lenders together (and up to one local counsel in each applicable jurisdiction and regulatory counsel)) of the Administrative Agent and each of the
Term Lenders promptly following demand therefore in connection with the enforcement of the Term Loan Documentation or protection of rights.

Governing Law and Forum:	New York.

Counsel for the Lead Arrangers and the Administrative Agent:	Paul Hastings LLP.

Counsel for the Borrower	Sullivan & Cromwell LLP.

Annex B – Term Facility Term Sheet

SCHEDULE I TO ANNEX B

INTEREST RATES ON THE 364-DAY TERM LOANS

Interest Rate:

The Borrower may elect that the Term Loans bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurocurrency Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the prime commercial lending rate published by The Wall Street Journal as the “prime rate” (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means Term Loans bearing interest based upon the ABR. ABR Loans will be made available on same day notice.

“Eurocurrency Rate” means the rate for deposits in the applicable currency for a period equal to 1, 2, or 3, months or a shorter period (as selected by the Borrower) appearing on the applicable Bloomberg screen; provided that if such rate does not exceed 0%, such rate shall be deemed to be 0% (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities); provided further that at no time will the Eurocurrency Rate be deemed to be less than 1.00% per annum.

“Eurocurrency Loans” means Term Loans bearing interest based upon the Eurocurrency Rate.

“Applicable Margin” means (i) in the case of ABR Loans, 5.00% and (ii) in the case of Eurocurrency Loans, 6.00%; provided that the Applicable Margin for each ABR Loans and Eurocurrency Loans shall increase by an additional 0.50% following each three-month period after the Closing Date.

Default Rate:	At any time when a payment event of default (with respect to any principal, interest or fees) under the Term Facility exists, the relevant overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne by (in the case of principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time.

Schedule I to Annex B –Term Facility Term Sheet

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ANNEX C

$400,000,000 364-DAY TERM LOAN FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A or Annex B to the Commitment Letter

Subject in all respects to the Limited Conditionality Provision, the availability and the making of the extensions of credit under the Facilities will be subject solely to the satisfaction or waiver of the following conditions precedent:

1.    Subject to the Limited Conditionality Provision, the execution and delivery by the Borrower of the Term Loan Documentation (the “Financing Documentation”), which shall be consistent, in each case, with the Commitment Documents and the Term Loan Documentation Principles.

2.    Subject to the Limited Conditionality Provision, the Administrative Agent and the Lead Arrangers shall have received customary legal opinions, evidence of authorization, organizational documents, good standing certificates (with respect to the jurisdiction of incorporation of the Borrower), a customary closing certificate, a customary officer’s certificate and documents and instruments necessary to establish that the Administrative Agent will have perfected security interests in the Collateral.

3.    The Acquisition shall be consummated prior to or substantially concurrently with the initial funding of the Term Facility in all material respects on the terms set forth in the Acquisition Agreement without giving effect to any modifications thereunder, or any waiver or consent thereunder by the Borrower or at the Borrower’s request, in each case, that is materially adverse to the interests of the Lenders, it being understood that (a) any reduction in the purchase price set forth in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders so long as any such reduction is applied to reduce the amount of commitments in respect of the Term Facility on a dollar-for-dollar basis, (b) any increase in the purchase price set forth in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders so long as the purchase price increase is not funded with additional indebtedness, (c) any modification, amendment, consent, waiver or determination in respect of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arrangers and (d) any change in any of the provisions relating to the Lead Arrangers’ or the Lenders’ liability, consent rights over certain amendments or waivers or status as a third party beneficiary under the Acquisition Agreement, shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arrangers.

4.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, changes in stockholders equity and cash flows of each of the Borrower and of the Target for the three fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and of the Target for each subsequent fiscal quarter following the last fiscal year for which financial statements have been delivered pursuant to clause (a) above ended at least 45 days

Annex C – Conditions Annex

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before the Closing Date. The Lead Arrangers hereby acknowledge receipt of the audited financial statements as at and for the years ended December 31, 2014, 2015 and 2016 for each of the Borrower and the Target and the unaudited financial statements as at and for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 for each of the Borrower and the Target.

5.    The Lead Arrangers shall have received a pro forma consolidated balance sheet and the related consolidated statement of income of the Borrower as of and for the twelve-month period ending on the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, in each case prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income).

6.    The Lead Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex D hereto.

7.    The Guarantees with respect to the Term Facility shall have been executed and delivered by the Guarantors and be in full force and effect or substantially simultaneously with the borrowings under the Term Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral with respect to the Term Facility shall have been executed and delivered by the Borrower and the Guarantors or substantially simultaneously with the borrowings under the Term Facility, shall be executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Term Loan Documentation, liens permitted under the Acquisition Agreement or to be released on or prior to the Closing Date.

8.    The Lead Arrangers shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information regarding the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least ten (10) business days prior to the Closing Date.

9.    To the extent invoiced at least two (2) business days prior to the Closing Date, all fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agent) will have been paid.

10.    The Borrower shall have engaged (on or before its execution of the Commitment Letter) for any Refinancing and/or Securities Issuance one or more investment and/or commercial banks satisfactory to the Lead Arrangers on terms and conditions satisfactory to the Lead Arrangers for the Refinancing and/or Securities Issuance and/or any other equity or debt issuance the proceeds of which are used to refinance or replace the Term Facility.

11.    The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if already qualified by materiality or “material adverse effect”, in all respects).

12.    Since the date of the Acquisition Agreement, there shall not have occurred (and be continuing) a “Company Material Adverse Effect” (as defined in the Acquisition Agreement).

Annex C – Conditions Annex

2

ANNEX D

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the Chief Financial Officer of Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and

2.	as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:	Chief Financial Officer

Annex D – Form of Solvency Certificate

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